  Exhibit 99.1

Aytu BioScience Announces Submission of ZolpiMist™ for Approval to Australian Therapeutic Goods Administration (TGA)

Australian TGA Approval Decision Expected in Early 2020

ENGLEWOOD, CO / ACCESSWIRE / April 24, 2019 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, today announced the submission of ZolpiMist™ (zolpidem tartrate oral spray) for regulatory approval to the Australian Therapeutic Goods Administration (TGA). SUDA Pharmaceuticals Ltd (“SUDA”), which holds the global ZolpiMist sublicense outside the U.S. and Canada, has made this submission and further disclosed that the TGA has accepted the ZolpiMist Marketing Authorisation Application (MAA) for review and the review is underway.

Aytu BioScience previously announced its partnership with SUDA Pharmaceuticals as the licensee of ZolpiMist outside the U.S. and Canada, and SUDA already has multiple sublicensing agreements in place around the world. This submission to the Australian TGA represents SUDA’s first direct regulatory submission, and the expected review period is 255 days. Accordingly, a decision by TGA is expected in early calendar 2020.

Josh Disbrow, Chief Executive Officer of Aytu BioScience commented, “We congratulate SUDA Pharmaceuticals on their successful submission of the ZolpiMist regulatory file to the Australian TGA. As the TGA is one of the world’s most rigorous regulatory bodies, we are encouraged by the agency’s prompt preliminary assessment and acknowledgement of the file’s completeness and readiness for full review. We look forward to the potential approval of ZolpiMist early next year following the completion of TGA’s review.”

Aytu recently announced the global licensing agreement for ZolpiMist with SUDA. The Aytu-SUDA licensing agreement calls for SUDA to lead commercial development and sublicensing efforts for ZolpiMist in major territories outside the United States and Canada, including Europe, Asia, Australia, and Latin America. As specified in the companies' global licensing agreement, SUDA will pay Aytu a portion of each upfront and milestone payment received from sublicensees, and Aytu will receive ongoing royalty payments on sales generated by SUDA and SUDA’s sublicensees as ZolpiMist is launched in their territories.

SUDA has already signed sublicensing agreements in key markets with large, multi-national pharmaceutical companies and has agreements in place in Brazil, China, Chile, and throughout Southeast Asia.

SUDA is in negotiations with pharmaceutical companies to sublicense ZolpiMist in additional countries in South America, as well as in Europe (specifically in Spain, Italy, France, and Germany), Korea, the Middle East, North Africa, UAE, and Kuwait.

The global sleep aid market is currently estimated at almost $50 billion in annual revenue, and annual revenue is estimated to reach nearly $80 billion in 2022.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"). Aytu also has exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu recently acquired exclusive U.S. commercial rights to Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com.

About SUDA Pharmaceuticals

SUDA Pharmaceuticals Ltd (ASX: SUD) is a drug delivery company focused on oro-mucosal administration, headquartered in Perth, Western Australia. The company is developing low-risk oral sprays using its OroMist® technology to reformulate existing pharmaceuticals. The many potential benefits of administering drugs through the oral mucosa (i.e.: cheeks, tongue, gums and palate) include ease of use, lower dosage, reduced side effects and faster response time. SUDA's product pipeline includes ZolpiMist™, a first-in-class oral spray of zolpidem for insomnia. ZolpiMist is marketed in the USA and SUDA has rights to the product outside of the U.S. and Canada. Other products SUDA has in development include oral sprays for the treatment of: migraine headache; chemotherapy-induced nausea and vomiting; erectile dysfunction; PAH; epileptic seizures and pre-procedural anxiety; and cancer.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in ''Risk Factors'' in Part I, Item 1A of the company's Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Source:

Aytu BioScience, Inc.